[Letterhead of]

                          PITTSTON


January 2, 1996

Subject:  401(k) Savings-Investment Plan

Dear Fellow Employee:

By now you should have received the proxy materials so that you may cast your vote as respects the separation of Pittston Services Group Common Stock into two classes of common stocks; namely Pittston Brink's Group Common Stock and Pittston Burlington Group Common Stock.

I ask you to carefully review the proxy material and Joe Farrell's December 27th letter to you - and encourage you to vote as an employee-owner in favor of this plan to enhance the shareholder value of The Pittston Company through the creation of the new Pittston Brink's Group and Pittston Burlington Group Common Stocks.

Please feel free to call Jim Spurlock at 540-889-6212 if you have any questions concerning this shareholder proposal.


Very truly yours,



/s/ Karl K. Kindig
Karl K. Kindig
President and Chief Executive Officer
Pittston Coal Company